AMENDMENT TO INDUSTRIAL REAL ESTATE LEASE

This Amendment shall pertain to that certain Industrial Real Estate Lease dated May 1, 1990 executed as between GERALD BASHAW(“LANDLORD”) and MODTECH HOLDINGS, INC., a Delaware Corporation(“TENANT”). The parties hereto hereby expressly acknowledge that good and valuable consideration has been mutually given and received in exchange for their consent to the amendments contained herein.

This Amendment shall specifically supersede and amend all conflicting terms set forth within the above-referenced Lease, the terms and conditions of which are hereby incorporated by this reference. All other terms and conditions of said Lease shall remain in full force and affect, except as specifically agreed to and modified herein.

Section 1.04 in amended such that the only property hereafter being leased is as follows: that certain group of Parcels 8, 9, 10 and 11 on the Parcel map attached hereto as Exhibit “A”, which have been circled and marked collectively Parcel “2”.

Section 1.12 is hereby amended such that BASE RENT shall be at the rate of $700.00 per acre of property leased hereby.

Said amendments are hereby agreed to as of the date of execution of this document, with the operative date of the change in rental property description and rental rate being the first day of January, 2006. It is anticipated that the parties may agree in writing to a further extension of said effective date, but that in no event shall the extended operative date extend beyond February 1, 2006.

Dated: 11/1/05	"LANDLORD" By: /s/ Gerald Bashaw Gerald Bashaw "TENANT" MODTECH HOLDINGS, INC., a Delaware Corporation
Dated: 11/28/05	By: /s/ Dennis L. Shogren Its: CFO